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This Transition News was distributed to employees on December 16, 2008.
TRANSITION NEWS
News about the PNC/National City Merger
December 16, 2008, Issue 5

In This Issue
•	Integration
o	Message from Tom and Shelley

o	Federal Reserve Approves Acquisition

o	‘Opening Day’ Efforts

o	FAQs
•	Getting to Know PNC
o	A Look at Retail Banking at PNC
Message from Tom and Shelley
(Tom Whitford, PNC’s chief administrative officer, serves as the integration manager. Shelley Seifert, National City’s executive vice president of Corporate Services, joins Tom on the integration leadership team.)
With the expected closing of National City’s merger with PNC just two weeks away, we are delving deeper into the nuts and bolts of our integration work.
We have developed a comprehensive process for ensuring that all aspects of the integration are identified so that all of the literally thousands of tasks involved can be accomplished according to plan.
This process involves thousands of talented, creative and dedicated employees across our two companies. And, judging from the enthusiasm of those who participated in our integration project team kickoff meeting recently, this critical work is in very good hands.
We are using a disciplined integration process and team structure that has worked well for National City and PNC. This structure is outlined below:
•	Leadership team – The two of us, along with Jon Gorney from National City and Tim Shack from PNC, lead the integration planning process.

•	Oversight team – Senior managers from National City and PNC, representing about 20 business and staff areas, oversee the work of the integration project teams. Significant issues raised or decisions made by teams are escalated to their respective oversight team leader, who then reports to the leadership team.
Transition News
December 16, 2008

•	Project managers and integration program office – These individuals help ensure our integration work stays on schedule, coordinate work plans and manage the extensive integration database that tracks our work.

•	Integration coordinators – These 15 employees from both organizations represent the interests of retail and corporate customers, employees, operations or other areas affected by the merger. Using a building analogy, our project teams are the bricks and our integration coordinators are the mortar between them, pulling all of the work together in a unified way.

•	Project teams – Dozens of project teams have formed, representing a range of functions from debit card integration and online banking to capital markets and commercial banking operations. Each project team consists of experts from the business, operations and information technology support, as well as representatives from staff services areas such as risk management, legal and human resources, who are available as needed.
Teams are already hard at work, focusing on such tasks as product mapping and analysis to determine the most appropriate schedule for converting information systems. You will learn about their progress in regular updates in Transition News.
With the extensive experience our organizations have in completing integrations, we are confident that this one – the largest in our histories – will be another resounding success.
Federal Reserve Approves Acquisition
Yesterday the Federal Reserve Board gave its approval for the PNC Financial Services Group’s acquisition of National City Corporation.
This approval was one of several steps necessary for PNC to close the transaction and proceed with the process of integrating National City into PNC.
The Department of Justice also reviewed the transaction late last week and agreed that it will not object to the acquisition, provided that PNC divests 61 National City branches. PNC and National City shareholders are scheduled to meet Tuesday, Dec. 23, to vote on the merger.
The transaction is expected to close Dec. 31, pending regulatory and shareholder approvals.
‘Opening Day’ Efforts
In baseball, opening day signals a new beginning and typically generates a great deal of excitement. For PNC and National City, the Dec. 31 legal closing of the transaction, which will create the nation’s fifth-largest bank by deposits, pending final approvals, will trigger a somewhat similar “opening day.”
Many efforts are under way to help prepare employees and showcase the new company to customers. Shelley Seifert, who serves on the integration leadership team, is coordinating these “opening day” activities. As soon as the closing is official, employees will receive an email containing background information on the company and answers to general questions about what has changed as a result of the legal closing and what will stay the same for now.
Transition News
December 16, 2008

In addition, top leaders will visit various National City markets beginning the first week of January to update employees on the integration process, illustrate the many opportunities ahead, and take questions. Even though not every employee will be able to attend, plans are in place to make their key remarks available to all.
Keep in mind that National City signs will remain on branches until operational conversions begin in late 2009. More details on this and all of the “opening day” activities are coming soon.
Have an idea or suggestion for making “opening day” special? Share it with us by calling the toll-free PNC Merger voicemail box at 888-808-4489 and leaving a message, or email your question to CorpComm@NationalCity.com.
Frequently Asked Questions
Employees have many questions about the integration process and PNC. Below are answers to some of the more frequently asked questions received through the PNC Merger voicemail and email box. You will find answers to additional frequently asked questions in future issue of Transition News.
Will we learn about how the integration will affect employee positions immediately after the transaction closes?
In some past National City mergers, information about affected positions became available shortly after the transaction’s close. However, this particular transaction presents the unique challenge of the shortest time period between the acquisition announcement and the expected closing date – less than 10 weeks.
As a result, although some select areas may be prepared to share information sooner, most business and staff area leaders are still early in the process of making decisions about specific positions, employees and departments. We are working diligently on these issues and are committed to sharing these decisions with you as soon as they are made over time.
What will happen to National City’s mortgage company and the other businesses?
No final decisions have been made about the mortgage company or specifically how businesses in the combined organization will operate. Executives, integration team leaders and business leaders have made good progress on identifying the best structure moving forward and believe they will be in position to share more details on some of these issues in the first quarter of 2009.
A Look at Retail Banking at PNC
In this issue, we begin a series of profiles to introduce you to PNC’s business units, starting with Retail Banking’s consumer banking capabilities. Future issues will describe Corporate & Institutional Banking, Private Banking and Asset Management, and Global Investment Servicing.
Retail Banking Overview
PNC is a leading consumer and business bank with demonstrated success in acquiring, retaining and growing customer relationships. This success is achieved by delivering on PNC’s brand promise of ease, confidence and achievement to create a sustainable competitive advantage. Key components of PNC’s brand promise include:
Transition News
December 16, 2008

•	Engaged employees

•	Exceptional customer service

•	Robust payment channels (debit cards, online bill pay, credit cards, merchant services, etc.)

•	Increased customer leverage (doing more business with each customer)

•	Increased operational leverage (growing revenue faster than expenses)

•	Strong risk management

•	Community involvement
Facts and Figures
PNC’s brand promise comes to life through exceptional service that demonstrates ease, builds customer confidence and enables employees to ask for the business.
•	1,142 branches in Pennsylvania, New Jersey, Maryland, Virginia, Delaware, Ohio, Indiana, Kentucky and the District of Columbia.

•	More than 4,000 ATMs in 22 states (including those listed above).

•	Two contact center locations (Pittsburgh and State College, Pa.) that receive an average of 1.1 million calls per month to agents who normally exceed their goal of answering 70 percent of the calls within 30 seconds.

•	PNC Online Banking receives more than 9 million consumer, wealth management and business customer inquiries per month.

•	An automated telephone banking system that responds to 4.7 million calls per month.

•	More than 2.9 million consumer and small business customers.

•	More than $45 billion in consumer deposits and $20 billion in consumer loans.

•	Brokerage services provided through PNC Investments.

•	Leadership position: PNC now has more certified green, or environmentally friendly, buildings than any other company in the world and continues to receive national recognition for its leadership and commitment to the environment.
Customer Focus
PNC differentiates itself from competitors though a team of customer-focused employees who recognize that customers’ needs and banking preferences vary. PNC bankers listen to customers, identify their needs and confidently recommend products and services that make banking easy. Each PNC customer conversation is personalized, framed by open-ended questions that help identify customers’ needs and closed by asking and thanking customers for their business.
PNC employees participate in a variety of service quality programs and use input from customer surveys to ensure that they deliver a consistent level of service excellence with every customer contact.
Range of Products and Services
Consumer Deposit Services
In 2006, Retail Banking launched the Banking Made Easy initiative and introduced a simplified checking account line-up that rewards customers for everyday transactions, including check card purchases and online banking.
This initiative spotlighted the PNC “comes with” strategy and reinforced that a PNC checking account “comes with” several robust features that simplify banking. PNC offers these same simplified options to all consumer customers from the low- to moderate-income segment
Transition News
December 16, 2008

through the affluent segment. In addition, PNC offers its customers free ATM access worldwide with selected accounts.
To complement PNC’s innovative checking account products and competitive savings and liquidity options, PNC also offers a wide range of services that come with a checking account to make banking at PNC easy and safe, including:
•	PNC check card

•	PNC credit card (subject to credit approval)

•	PNC online banking and online bill payment

•	PNC AutoAlerts (email alerts when direct deposits post and when balances exceed or fall below customer-selected levels)

•	Overdraft protection

•	PNC Security Assurance (an umbrella of services that protect customers’ privacy and deter identity theft)
PNC also has a number of programs that leverage its products and focus on the banking needs of specific customer segments. Two examples include WorkPlace Banking (designed to partner with businesses by offering personal banking services to their employees) and University Banking (designed to partner with colleges and universities by offering personal banking and other services to their students).
Consumer Credit Services
Credit services include a PNC credit card, PNC home equity loans and lines, personal loans and lines, education and automobile loans, along with options that provide customers with competitive rates and features to best meet their borrowing needs. PNC Mortgage provides an array of first mortgage solutions, while the PNC Education Loan Center provides a variety of college financing options for customers nationwide.
Consumer Investment Services
PNC Investments offers customers a variety of investment options, including non-FDIC insured stocks, bonds and mutual funds. Financial consultants create strategies that match customers’ unique financial goals, time horizon, and risk tolerance with the appropriate investment products and services. Financial guidance is provided for a number of investment alternatives that include:
•	Mutual funds

•	Annuities

•	Stocks

•	Individual Retirement Accounts

•	Cash management accounts

•	Asset allocation accounts

•	Wealth transfer

•	Long-term care and life insurance
PNC Investments is focused on planning, advice and solutions.
Frontline Technology
PNC has been recognized as a technology leader in the banking industry. Its Genesis platform and teller systems enable employees to deliver exceptional customer service. Relationship management tools are leveraged across all distribution channels and enable employees to quickly identify sales and service opportunities to help meet customer needs.
Transition News
December 16, 2008

Have a question? You can call the toll-free PNC Merger voicemail box at 888/808-4489 and leave a message with your question or email your question to CorpComm@NationalCity.com. We’ll respond to questions of general interest in future issues of Transition News.
Transition News
December 16, 2008